Exhibit 99.4

CONSENT OF JEFFERIES BROADVIEW

Board of Directors

Authorize.Net Holdings, Inc.

293 Boston Post Road West, Suite 220

Marlborough, Massachusetts 01752

We hereby consent to the inclusion of our opinion letter dated June 15, 2007 to the Board of Directors of Authorize.Net Holdings, Inc. (“Authorize.Net”) included as Annex F to, and to the references thereto under the captions “Summary—The Merger—Opinion of Authorize.Net’s Financial Advisor” and “The Merger—Opinion of Authorize.Net’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Authorize.Net and CyberSource Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CyberSource Corporation (the “Registration Statement”). In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ JEFFERIES BROADVIEW,

a division of Jefferies & Company, Inc.

New York, New York

August 14, 2007